Exhibit (d)(36)

EXPENSE REIMBURSEMENT AGREEMENT
FOR THE EMERGING MARKETS EQUITY AND
EMERGING MARKETS EQUITY INDEX FUNDS
OF THE TIAA-CREF FUNDS

          This Agreement is entered into effective as of August 1, 2010, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, Inc. (“Advisors”), a Delaware corporation.

          WHEREAS, the Trust is an open-end diversified management investment company currently consisting of various investment portfolios, each with up to four classes, and has recently created two new investment portfolios, the Emerging Markets Equity Fund and the Emerging Markets Equity Index Fund (collectively, the “ New Funds”).

          WHEREAS, Advisors and the Trust have entered into an amendment to the Investment Management Agreement, dated August 1, 2010 (the “Investment Management Agreement”), providing for investment management services to be provided by Advisors to the New Funds for an investment management fee; and

          WHEREAS, with respect to Retirement, Retail, Institutional and Premier Class shares of the New Funds, the parties hereto wish to lessen the impact of the total expenses of the New Funds (collectively, the “Total Expenses”).

          NOW, THEREFORE, the parties do hereby agree as follows:

1.

Term of Agreement. This Agreement shall commence as of August 1, 2010. This Agreement shall continue in force until the close of business on August 31, 2011, unless earlier terminated by written agreement of the parties hereto.

2.

Reimbursement of Expenses of the Funds. Advisors hereby agrees to reimburse the Funds for the Total Expenses of the Funds that exceed, on an annual basis, the percentages of average daily net assets set forth on Exhibit A. Total Expenses under this Agreement shall not be construed to include Acquired Fund Fees and Expenses (as defined in the Securities and Exchange Commission’s Form N-1A) or any extraordinary expenses incurred by a Fund.

3.

Amount and Frequency of Reimbursements. The amount of reimbursement, if any, for each Fund shall be determined monthly. The frequency of such reimbursements shall be made from time to time as agreed upon between the Trust and Advisors.

4.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, Inc.

By:
Title:

TIAA-CREF Funds
             On behalf of each of the Funds

By:
Title: